Exhibit 11


               AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES
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    SCHEDULE SETTING FORTH COMPUTATION OF EARNINGS PER SHARE OF CLASS A STOCK
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SIX MONTHS ENDED JUNE 30,                                  1998        1997
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(Amounts in thousands, except                           (Unaudited) (Unaudited)
  per share data)

Weighted average number of shares outstanding:
    4% Preferred ....................................         178         189
    6-1/2% Preferred ................................         955         989
    Class A .........................................      23,859      23,702
                                                          =======     =======

BASIC EPS
 Net Income .........................................     $ 1,087     $ 7,290
                                                          =======     =======

 Earnings per Class A share .........................     $   .05     $   .31
                                                          =======     =======

 Weighted average number of Class A
  shares outstanding ................................      23,859      23,702

DILUTED EPS
 Net Income .........................................     $   953     $ 7,065(1)
                                                          =======     =======

 Earnings per Class A share .........................     $   .03     $   .26
                                                          =======     =======

 Weighted average number of Class A
  shares outstanding assuming
  conversion of preferred stock
  into Class A shares ...............................      27,616      27,614


(1) Includes decrease in net income of $134 and $225, respectively, due to dilution in equity in earnings of affiliate.